EXHIBIT 4.1


                               AMENDMENT NO. 3 TO
                     SHAREHOLDER PROTECTION RIGHTS AGREEMENT


      THIS AMENDMENT NO. 3, dated as of May 15, 2002 (the "Amendment"), to the Shareholder Protection Rights Agreement, dated as of September 15, 1997, as amended by Amendment No. 1 thereto, dated March 16, 1999 and by Amendment No. 2 thereto, dated May 10, 2001 (collectively, the "Rights Agreement"), by and between CollaGenex Pharmaceuticals, Inc., a Delaware company (the "Company"), and American Stock Transfer & Trust Company, as Rights Agent (the "Agent").

      NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

      1.  AMENDMENTS.

            A. The reference to and definition of  "Disinterested  Directors" in
      Section 1.1 of the Rights Agreement is hereby deleted in its entirety.

            B. Section 5.1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                  "(a) the Board of Directors of the Company may, at its option, at any time until 10 days after the Flip-in Date, elect to redeem all (but not less than all), the then outstanding Rights at the Redemption Price and the Company, at its option, may pay the Redemption Price either in cash or shares of Common Stock or other securities of the Company deemed by the Board of Directors, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not become exercisable until such time as the Company's right of redemption pursuant to this Section 5.1 shall expire."

            C. Section 5.4 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                  "Prior to the Separation  Time and subject to the  penultimate sentence of this Section 5.4, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of Rights. From and after the Separation Time, and subject to the penultimate sentence of this Section 5.4, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to change or supplement the provisions hereunder in any manner which the Company



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            may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person), (iv) to suspend the effectiveness of Section 3.1(b) hereof, or (v) to shorten or lengthen any time period hereunder; provided, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (v) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 5.4, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made after the Separation Time which (i) changes the Redemption Price, the Exercise Price or the number of one one-hundredths of a share of Preferred Stock for which a Right is exercisable or (ii) shortens the Expiration Time. Prior to the Separation Time, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock."

      2.  REFERENCE TO AND EFFECT ON THE RIGHTS AGREEMENT.

            (a) On and after the effective date hereof, each reference to "this Agreement," "hereunder," "hereof," "herein," or words of like import shall mean and be a reference to the Rights Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Rights Agreement. A reference to the Rights Agreement in any of such instrument or document shall be deemed to be a reference to the Rights Agreement as amended hereby.

            (b) Except as expressly amended by this Amendment, the provisions of the Rights Agreement shall remain in full force and effect.

      3. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

      4.   COUNTERPARTS.   This  Amendment  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

      5. EFFECTIVE DATE. This Amendment shall be effective immediately upon execution by the Company and the Agent.

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      IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.

                                 COLLAGENEX PHARMACEUTICALS, INC.


                                 By: /s/ Nancy C. Broadbent
                                     -------------------------------------------
                                     Nancy C. Broadbent
                                     Vice President and Chief Financial Officer


                                 AMERICAN STOCK TRANSFER & TRUST COMPANY


                                 By: /s/ Herbert J. Lemmer
                                     -------------------------------------------
                                     Herbert J. Lemmer
                                     Vice President


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